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                                                                     Exhibit 5.1

                             KELLEY DRYE & WARREN
                              Two Stamford Plaza
                            281 Tresser Boulevard
                         Stamford, Connecticut  06901
                                (203) 324-1400



                                          January 25, 1994



Smith's Food & Drug Centers, Inc.
1550 South Redwood Road
Salt Lake City, Utah  84104

         Re:     Smith's Food & Drug Centers, Inc. -
                 Shelf Registration of Pass Through Certificates

Ladies and Gentlemen:

         We have acted as special counsel to Smith's Food & Drug Centers, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a shelf Registration Statement on Form S-3 (Registration No. 33-51097), as amended (the "Registration Statement"). The Registration Statement relates to up to $300 million aggregate principal amount of Pass Through Certificates (the "Pass Through Certificates") that may be issued in one or more series from time to time. Each series of Pass Through Certificates will be issued under a separate supplement to the Pass Through Trust Agreement to be entered into by and between the Company and Wilmington Trust Company, as Trustee (the "Trustee"), substantially in the form filed as Exhibit 4.1 to the Registration Statement (each as supplemented, an "Agreement"). All capitalized terms used herein and not otherwise defined have the meanings specified in such Exhibit 4.1.

         In so acting, we have examined the Company's certificate of incorporation and by-laws, as amended to date; minutes of the Company's corporate proceedings, as made available to us by officers of the Company; an executed copy of such Registration Statement and all exhibits thereto in the form filed with the Commission; originals, or copies certified or otherwise identified to our satisfaction, of such other records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the within opinion; and such matters of law deemed necessary by us in order to deliver the within opinion. In the course of our examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any; the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to certain factual matters, we have relied upon information furnished to us by officers of the
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Smith's Food & Drug Centers, Inc.
January 25, 1994
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Company.  We have also assumed: (i) the Trustee is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and in which such qualification is required in connection with performance of the Agreement and consummation of the transactions contemplated thereby and has and will have the requisite power (corporate, trust and other) to execute, deliver and perform its obligations under each Agreement; (ii) the execution, delivery and performance of each Agreement and the consummation of the transactions contemplated thereby by the Trustee will not violate or result in the breach of any term of the certificate of incorporation, by-laws or other governing document of the Trustee; (iii) the execution, delivery and performance of each Agreement and the consummation of the transactions contemplated thereby by the Trustee will not violate, result in a breach of or conflict with any law, rule, regulation, order, judgment or decree; (iv) the persons authorizing the execution, delivery and performance of each Agreement and consummation of the transactions contemplated thereby for the Trustee did not violate any fiduciary or other duty owed by them; (v) no event has taken place subsequent to the execution, delivery or performance of any Agreement or the consummation of the transactions contemplated thereby or will take place which would cause any such execution, delivery, performance or consummation not to comply with any such law, rule, regulation, order, judgment, decree or duty or which would permit the Trustee at any time thereafter to cancel, rescind or otherwise avoid any such execution, delivery, performance or consummation; (vi) there has been and there will be no misrepresentation, omission or deceit by the Trustee or any other person or entity in connection with the execution, delivery or performance of any Agreement or consummation of the transactions contemplated thereby; (vii) the execution, delivery and performance of each Agreement and consummation of the transactions contemplated thereby by the Trustee will not violate, result in a breach of, conflict with or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any term of any contract, agreement, instrument, lease, license, arrangement or understanding to which the Trustee is or becomes a party or to which it or any of its properties, assets or securityholders are or will be subject; (viii) the Trustee is not and will not become subject to any impediment to which contracting parties generally are not subject which would affect the opinion expressed herein; (ix) the Trustee and the Company have received or will receive all documents and instruments which they are required to receive under any Agreement on or before the execution thereof; and (x) the due authorization of each Agreement and of the execution, authentication, issuance and delivery of the Pass Through Certificates by the Trustee.

         Based upon the foregoing, we are of the following opinion with respect to Pass Through Certificates of each series:

         1. The execution and delivery by the Company of each Agreement has been duly authorized by the Company.

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Smith's Food & Drug Centers, Inc.
January 25, 1994
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         2.      Assuming (a) the due execution and delivery by each of the
                 Company and the Trustee of the related Agreement in accordance with the terms and conditions thereof and (b) such Pass Through Certificates shall have been duly executed, authenticated, issued and delivered by the Trustee and sold as contemplated by each of the Registration Statement, the prospectus which constitutes part of the Registration Statement, the prospectus supplement or supplements to such prospectus relating to such Pass Through Certificates and such Agreement, such Agreement will constitute a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, and such Pass Through Certificates will be validly issued and will be entitled to the benefits of such Agreement.

         3. Assuming the due execution and delivery by each of the Company and the Trustee of the related Agreement in accordance with the terms and conditions thereof, such Agreement will constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

         The foregoing opinion is subject to the following limitations and qualifications:

         A. We express no opinion as to the binding nature and enforceability of any provision of any Agreement to the extent such provision may be subject to or affected by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar state or federal laws affecting the rights and remedies of creditors generally (including, without limitation, fraudulent transfer laws), regardless of whether such enforceability is considered in a proceeding at law or in equity and (ii) general principles of equity and equitable defenses, which may be subject to the discretion of the court before which any proceeding in connection therewith may be brought, regardless of whether such proceeding is at law or in equity.

         B. We express no opinion with respect to the enforceability of any provision in any Agreement providing for specific performance, injunctive relief or other equitable remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law, and we express no opinion as to the enforceability of any contractual choice of law provision or the application of conflicts of law rules or principles.





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Smith's Food & Drug Centers, Inc.
January 25, 1994
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         C.      We have assumed that all rights and remedies will be exercised in good faith prior to the expiration of any applicable limitations period and otherwise in accordance with duties and standards imposed on parties to contracts.

         D. We express no opinion as to the enforceability of certain rights and remedies set forth in any Agreement (i) to the extent such rights and remedies may be limited by public policy considerations or court decisions related thereto, to the extent that enforcement of any provision of any such Agreement is inconsistent therewith, (ii) which provide for a waiver of notices or hearings required by law (including due process requirements of law), (iii) which provide for a waiver of defenses, (iv) which purport to make available remedies for violations, breaches or defaults under such Agreement that are determined by a court of competent jurisdiction to be non-material or (v) which purport to bind or affect the right (now existing or hereafter acquired) of any individual or entity other than the Company; however, we believe the inclusion of the provisions described in the preceding sentence will not materially interfere with the practical realization of the benefits or security intended to be provided by the Agreement.

         E. In rendering the opinion set forth in paragraph number 2 above, we have relied on the opinion of Richards, Layton & Finger, special counsel to the Trustee, with respect to all matters opined to in paragraph number 3 thereof, and our opinion is subject to all the assumptions contained in such opinion related thereto. A copy of such opinion is set forth as
Exhibit 5.2 to the Registration Statement.

         F. We express no opinion concerning any law other than the internal laws of the State of New York applicable to transactions performed wholly within the State of New York and the corporate law of the State of Delaware.

         This opinion is given solely for the benefit of the Company, and no other person is entitled to rely hereon.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption "Legal Matters" in the Prospectus relating to the Pass Through Certificates that constitutes part of the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                  Very truly yours,



                                                   /s/KELLEY DRYE & WARREN